UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Myogen, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

62856E 10 4

(CUSIP Number)

12-31-2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☑ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Page 1 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 2 of 27 Pages

1.	Name of Reporting Person: InterWest Partners VI, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,114,669

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,114,669

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,114,669

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.1%

12.	Type of Reporting Person: PN

Page 2 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 3 of 27 Pages

1.	Name of Reporting Person: InterWest Investors VI, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 34,949

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 34,949

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 34,949

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%

12.	Type of Reporting Person: PN

Page 3 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 4 of 27 Pages

1.	Name of Reporting Person: InterWest Management Partners VI, LLC (the general partner of InterWest Partners VI, LP and InterWest Investors VI, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,149,618

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,149,618

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,149,618

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.2%

12.	Type of Reporting Person: PN

Page 4 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 5 of 27 Pages

1.	Name of Reporting Person: InterWest Partners VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,209,496

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,209,496

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,209,496

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.2%

12.	Type of Reporting Person: PN

Page 5 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 6 of 27 Pages

1.	Name of Reporting Person: InterWest Investors VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 17,635

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 17,635

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 17,635

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.05%

12.	Type of Reporting Person: PN

Page 6 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 7 of 27 Pages

1.	Name of Reporting Person: InterWest Investors Q VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 63,213

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 63,213

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 63,213

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%

12.	Type of Reporting Person: PN

Page 7 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 8 of 27 Pages

1.	Name of Reporting Person: InterWest Management Partners VIII, LLC (the general partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP and InterWest Investors Q VIII, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,290,344

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,290,344

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,290,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.4%

12.	Type of Reporting Person: PN

Page 8 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 9 of 27 Pages

1.	Name of Reporting Person: John C. Adler (a Venture Member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,290,344

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,290,344

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,290,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by John C. Adler that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 10 of 27 Pages

1.	Name of Reporting Person: Stephen C. Bowsher (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,290,344

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,290,344

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,290,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 11 of 27 Pages

1.	Name of Reporting Person: Harvey B. Cash (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC )		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 3,439,962

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 3,439,962

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,439,962

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.6%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 12 of 27 Pages

1.	Name of Reporting Person: Christopher B. Ehrlich (a Venture Member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,290,344

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,290,344

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,290,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 13 of 27 Pages

1.	Name of Reporting Person: Philip T. Gianos (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 3,439,962

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 3,439,962

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,439,962

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.6%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 14 of 27 Pages

1.	Name of Reporting Person: W. Scott Hedrick (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 3,439,962

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 3,439,962

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,439,962

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.6%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 15 of 27 Pages

1.	Name of Reporting Person: W. Stephen Holmes (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 3,439,962

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 3,439,962

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,439,962

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.6%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 16 of 27 Pages

1.	Name of Reporting Person: Gilbert H. Kliman (a Venture Member of InterWest Management Partners VI, LLC and a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 10,000

		6.	Shared Voting Power: 3,439,962

		7.	Sole Dispositive Power: 10,000

		8.	Shared Dispositive Power: 3,439,962

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,449,962

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.7%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 17 of 27 Pages

1.	Name of Reporting Person: Robert R. Momsen (a Managing Director of InterWest Management Partners VI, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 1,149,618

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 1,149,618

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,149,618

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.2%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Robert R. Momsen that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 17 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 18 of 27 Pages

1.	Name of Reporting Person: H. Ronald Nash (a Venture Member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,290,344

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,290,344

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,290,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 18 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 19 of 27 Pages

1.	Name of Reporting Person: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VI, LLC and InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 200

		6.	Shared Voting Power: 3,439,962

		7.	Sole Dispositive Power: 200

		8.	Shared Dispositive Power: 3,439,962

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,440,162

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.6%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 19 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 20 of 27 Pages

1.	Name of Reporting Person: Thomas L. Rosch (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,290,344

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,290,344

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,290,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 20 of 27 pages

13G
CUSIP No. 62856E 10 4			Page 21 of 27 Pages

1.	Name of Reporting Person: Michael B. Sweeney (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,290,344

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,290,344

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,290,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.4%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 21 of 27 pages

Item 1.

(a)	Name of Issuer: Myogen, Inc. (“Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:
7575 West 103rd Avenue, Suite 102
Westminster, CO 80021

Item 2.

(a)	Name of Person(s) Filing:

InterWest Partners VI, LP (“IWP VI”)
InterWest Investors VI, LP (“II VI”)
InterWest Management Partners VI, LLC (“IMP VI”)
InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“II QVIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
John C. Adler (“Adler”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Robert R. Momsen (“Momsen”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)

(b)	Address of Principal Business Office or, if none, Residence:

2710 Sand Hill Road
Second Floor
Menlo Park, CA 94025

Page 22 of 27 pages

(c)	Citizenship/Place of Organization:

	IWP VI:	California
	II VI:	California
	IMP VI:	California
	IWP VIII:	California
	II VIII:	California
	II QVIII:	California
	IMP VIII:	California
	Adler:	United States
	Bowsher:	United States
	Cash:	United States
	Ehrlich:	United States
	Gianos:	United States
	Hedrick:	United States
	Holmes:	United States
	Kliman:	United States
	Momsen:	United States
	Nash:	United States
	Oronsky:	United States
	Rosch:	United States
	Sweeney:	United States

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 62856E 10 4

Item 3.	Not applicable.

Item 4.	Ownership.

		IWP VI	II VI	IMP VI	IWP VIII	II VIII	II QVIII	IMP VIII
(a)	Beneficial Ownership	1,114,669	34,949	1,149,618	2,209,496	17,635	63,213	2,290,344
(b)	Percentage of Class	3.1%	0.1%	3.2%	6.2%	0.05%	0.2%	6.4%
(c)	Sole Voting Power	1,114,669	34,949	1,149,618	2,209,496	17,635	63,213	2,290,344
	Shared Voting Power	0	0	0	0	0	0	0
	Sole Dispositive Power	1,114,669	34,949	1,149,618	2,209,496	17,635	63,213	2,290,344
	Shared Dispositive Power	0	0	0	0	0	0	0

Page 23 of 27 pages

		Adler
		Bowsher
		Ehrlich	Cash
		Nash	Gianos
		Rosch	Hedrick
		Sweeney	Holmes	Kliman	Momsen	Oronsky
		*	**	**	***	****
(a)	Beneficial Ownership	2,290,344	3,439,962	3,449,962	1,149,618	3,440,162
(b)	Percentage of Class	6.4%	9.6%	9.7%	3.2%	9.6%
(c)	Sole Voting Power	0	0	10,000	0	200
	Shared Voting Power	2,290,344	3,439,962	3,439,962	1,149,618	3,439,962
	Sole Dispositive Power	0	0	10,000	0	200
	Shared Dispositive Power	2,290,344	3,439,962	3,439,962	1,149,618	3,439,962

*Bowsher, Rosch and Sweeney are Managing Directors of IMP VIII, and Adler, Ehrlich and Nash are Venture Members of IMP VIII.

**Cash, Gianos, Hedrick, and Holmes are Managing Directors of IMP VIII and IMP VI. Kliman is a Managing Director of IMP VIII and a Venture Member of IMP VI.

***Momsen is a Managing Director of IMP VI.

****Oronsky is a Managing Director of IMP VIII and IMP VI.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited liability operating agreements of IMP VI and IMP VIII, the members of such limited liability companies have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such limited liability companies.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

Page 24 of 27 pages

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable

EXHIBITS

A.	Joint Filing Statement

Page 25 of 27 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2005

INTERWEST PARTNERS VI, LP			By:	/s/ John C. Adler

			Name:	John C. Adler
By:	InterWest Management Partners VI, LLC
			By:	/s/ Stephen C. Bowsher

	By:	/s/ W. Stephen Holmes	Name:	Stephen C. Bowsher

Managing Director
			By:	/s/ Harvey B. Cash

INTERWEST INVESTORS VI, LP			Name:	Harvey B. Cash

By:	InterWest Management Partners VI, LLC		By:	/s/ Christopher B. Ehrlich

			Name:	Christopher B. Ehrlich
	By:	/s/ W. Stephen Holmes

		Managing Director	By:	/s/ Philip T. Gianos

			Name:	Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS VI, LLC
			By:	/s/ W. Scott Hedrick

By:	/s/ W. Stephen Holmes		Name:	W. Scott Hedrick

Managing Director

			By:	/s/ W. Stephen Holmes

INTERWEST PARTNERS VIII, LP			Name:	W. Stephen Holmes

By:	InterWest Management Partners VIII, LLC		By:	/s/ Gilbert H. Kliman

			Name:	Gilbert H. Kliman
	By:	/s/ W. Stephen Holmes

		Managing Director	By:	/s/ Robert R. Momsen

			Name:	Robert R. Momsen
INTERWEST INVESTORS VIII, LP
			By:	/s/ H. Ronald Nash

By:	InterWest Management Partners VIII, LLC		Name:	H. Ronald Nash

	By:	/s/ W. Stephen Holmes	By:	/s/ Arnold L. Oronsky

		Managing Director	Name:	Arnold L. Oronsky

INTERWEST INVESTORS Q VIII, LP			By:	/s/ Thomas L. Rosch

			Name:	Thomas L. Rosch
By:	InterWest Management Partners VIII, LLC
			By:	/s/ Michael B. Sweeney

	By:	/s/ W. Stephen Holmes	Name:	Michael B. Sweeney

Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

Page 26 of 27 pages

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 11, 2005

INTERWEST PARTNERS VI, LP			By:	/s/ John C. Adler

			Name:	John C. Adler
By:	InterWest Management Partners VI, LLC
			By:	/s/ Stephen C. Bowsher

	By:	/s/ W. Stephen Holmes	Name:	Stephen C. Bowsher

Managing Director
			By:	/s/ Harvey B. Cash

INTERWEST INVESTORS VI, LP			Name:	Harvey B. Cash

By:	InterWest Management Partners VI, LLC		By:	/s/ Christopher B. Ehrlich

			Name:	Christopher B. Ehrlich
	By:	/s/ W. Stephen Holmes

		Managing Director	By:	/s/ Philip T. Gianos

			Name:	Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS VI, LLC
			By:	/s/ W. Scott Hedrick

By:	/s/ W. Stephen Holmes		Name:	W. Scott Hedrick

Managing Director

			By:	/s/ W. Stephen Holmes

INTERWEST PARTNERS VIII, LP			Name:	W. Stephen Holmes

By:	InterWest Management Partners VIII, LLC		By:	/s/ Gilbert H. Kliman

			Name:	Gilbert H. Kliman
	By:	/s/ W. Stephen Holmes

		Managing Director	By:	/s/ Robert R. Momsen

			Name:	Robert R. Momsen
INTERWEST INVESTORS VIII, LP
			By:	/s/ H. Ronald Nash

By:	InterWest Management Partners VIII, LLC		Name:	H. Ronald Nash

	By:	/s/ W. Stephen Holmes	By:	/s/ Arnold L. Oronsky

		Managing Director	Name:	Arnold L. Oronsky

INTERWEST INVESTORS Q VIII, LP			By:	/s/ Thomas L. Rosch

			Name:	Thomas L. Rosch
By:	InterWest Management Partners VIII, LLC
			By:	/s/ Michael B. Sweeney

	By:	/s/ W. Stephen Holmes	Name:	Michael B. Sweeney

Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

Page 27 of 27 pages